Exhibit 99.1

Equillium Acquires Bioniz Therapeutics

Significantly Expanding Pipeline of Novel Immunomodulatory Drug Candidates

Acquisition includes two first-in-class clinical-stage assets and proprietary product discovery platform

Creates a robust immunology pipeline with significant value-creating milestones, and provides a strong clinical and research team with complementary expertise in immuno-inflammatory diseases

Closing consideration of 5,699,492 shares of common stock of Equillium

Equillium to host a conference call and webcast today at 8:00 a.m. Eastern Time

LA JOLLA, California, February 16, 2022 - Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company focused on developing novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced that it has acquired Bioniz Therapeutics, Inc., a privately held clinical-stage biotechnology company. Bioniz developed its novel structured-domain peptides, including BNZ-1 and BNZ-2, entirely in-house from its proprietary product discovery platform. The Bioniz lead product candidates are multi-specific inhibitors of key disease-driving, clinically validated cytokine targets aimed at addressing unmet needs across a range of immuno-inflammatory indications.

Through the acquisition, Equillium significantly expands its immunology pipeline with a diversified portfolio of first-in-class immuno-inflammatory drug candidates across a range of development stages, consisting of:

BNZ-1: a first-in-class, tri-specific inhibitor of IL-2, IL-9 and IL-15, three inflammatory cytokines implicated in multiple diseases. BNZ-1 has demonstrated clinical proof-of-concept as a novel cytokine inhibitor through a completed Phase 1/2 study in cutaneous T cell lymphoma (CTCL), a dermato-oncology indication, achieving its primary objective of safety and tolerability where the compound was shown to be well tolerated with a favorable safety profile and showed clinically meaningful improvements in mSWAT scores (modified severity-weighted assessment tool). BNZ-1 is Phase 2 ready in alopecia areata, a dermatological autoimmune disorder, and is Phase 2/3 ready in CTCL with open U.S. INDs for each indication and has orphan designation for CTCL in the U.S. and Europe. BNZ-1 is currently formulated for intravenous administration, with subcutaneous formulation development underway. Equillium plans to initially focus further development of BNZ-1 in patients suffering from alopecia areata, where currently no drugs are approved.

BNZ-2: a first-in-class, selective inhibitor of IL-15 and IL-21. BNZ-2 has undergone substantial translational work supporting its potential use as a treatment for various gastrointestinal diseases and is Phase 1 ready for a study planned to include a proof-of-concept evaluation in patients with celiac disease, an immune disorder related to gluten exposure. The high degree of selectivity for IL-15 and IL-21 inhibition aligns well with the demonstrated key involvement of these two cytokines that work synergistically in driving the pathology in celiac disease and other inflammatory gut and hepatic disorders. BNZ-2 is currently formulated for subcutaneous administration where it is positioned to address an unmet need in patients experiencing symptoms despite attempts to maintain a gluten-free diet.

Discovery Platform: Proprietary and patented technology with origins from the National Institute of Health where seminal discoveries in cytokine biology were made. The flexible, structure-based platform is paired with deep in-house knowledge of cytokine pathways and computational modeling to create a discovery capability generating highly differentiated immunology products. The discovery pipeline includes BNZ-3, an advanced pre-clinical candidate that is a stabilized peptide designed to be orally administered and locally acting in the gut to treat GI inflammation.

This robust pipeline, combined with Equillium’s lead asset, itolizumab, a first-in-class anti-CD6 monoclonal antibody being advanced in a Phase 3 study in acute graft-versus-host disease (aGVHD), substantially expands Equillium’s breadth in immunology. This is consistent with our strategy to identify and secure novel drug candidates that are differentiated and synergistic with our expertise in immuno-inflammatory conditions.

“This acquisition is transformative for Equillium. Expanding our pipeline with multiple first-in-class immunomodulatory drug candidates targeting various cytokines sets the stage for significant future potential growth and value creation, including strategic partnering opportunities,” said Bruce Steel, chief executive officer of Equillium. “The synergy of the Bioniz drug candidate portfolio with our current capabilities and expertise in immunology could not be stronger. Given today’s market conditions, we felt the time was right to be strategically opportunistic and we are pleased to add these exciting assets to our pipeline which we believe, in combination with itolizumab, can drive significant value for shareholders. Today, we are well positioned to bring novel therapies to patients living with severe immuno-inflammatory diseases and look forward to advancing these molecules into later stage development.”

David Pyott, chairman of the board of Bioniz added: “We were most impressed with Equillium’s synergistic mission, deep expertise in immunology and inflammation and strong development capabilities that are uniquely positioned to carry Bioniz’s assets forward. We have every confidence in the Equillium team to drive these programs to success, and to fully realize the potential of our pipeline and novel product discovery platform.”

“Our immune system is incredibly complex, with instances of redundancy or synergy seen across a number of key signaling pathways creating challenges for effective therapeutic intervention,” said Stephen Connelly, Ph.D., chief scientific officer of Equillium. “The ability to selectively modulate more than one of these key pathways in a manner that addresses this complexity has significant advantages. We believe the Bioniz lead assets, acting upstream, can do this without the broad immuno-suppressive or off-target effects such as those experienced with JAK inhibitors as a class.”

Alexandre Kaoukhov, M.D., joins Equillium as senior vice president of clinical development to oversee development of the Bioniz assets. Dr. Kaoukhov, a dermatologist with over twenty years’ experience in the biopharmaceutical industry, brings tremendous medical and development expertise to Equillium. Prior to Bioniz, he was head of global development at Almirall, head of medical dermatology at Allergan, principal medical scientific expert at Novartis, and clinical research physician at Galderma. In addition, Nazli Azimi, Ph.D., founder and CEO of Bioniz, will be retained as an advisor to Equillium while other key research and clinical personnel from Bioniz will transition to Equillium.

We are pleased to announce the promotion of Maple Fung, M.D., to senior vice president of clinical development to oversee itolizumab development. Dr. Fung, a board-certified nephrologist, joined Equillium in early 2020 and has been central to the strategy and clinical leadership of the itolizumab programs. Prior to Equillium, Dr. Fung held senior clinical development roles at Arena Pharmaceuticals, Ionis Pharmaceuticals, Ardea Biosciences, and Amgen.

Following the acquisition, Dolca Thomas, M.D., chief medical officer and executive vice president of research and development at Equillium, will be leaving the company. We would like to thank Dr. Thomas for her contributions to the company.

Transaction Details

With the acquisition of Bioniz, Equillium obtained exclusive worldwide rights to all current and future Bioniz products. The transaction consideration is comprised of an all-stock upfront payment of 5,699,492 unregistered shares of common stock of Equillium issuable to Bioniz stockholders, which represents approximately 19.3% of Equillium’s outstanding capital stock. Approximately 97% of the issued Equillium stock is subject to a standard 6-month lock-up provision and thereafter will be released ratably each month over the following 6 months. Equillium is also obligated to pay Bioniz stockholders up to $57.5 million in potential development milestone payments across three Bioniz clinical candidates (BNZ-1, BNZ-2, and BNZ-3) beginning upon first U.S. marketing approval, and up to $250 million in sales milestone payments based upon BNZ-1 achieving calendar year global net sales of $500, $1,000, $1,500, and $2,000 million. Other than the aforementioned milestones, Equillium does not have any third-party obligations with respect to milestones or royalties related to the Bioniz products or platform. Equillium has sole discretion over the timing and extent of advancing clinical development of the Bioniz products. Bioniz was estimated to have modestly positive net working capital at closing.

Webcast and Conference Call

Management will host a conference call accompanied by a slide presentation to discuss the acquisition of Bioniz for analysts and institutional investors, at 8:00 am ET today, February 16, 2022. To access the call, please dial (888) 350-3846 or (646) 960-0251 and, if needed, provide confirmation number 8770084. A live webcast of the call will also be available on the company’s Investor Relations page at https://ir.equilliumbio.com/events-and-presentations. The webcast will be archived for 180 days.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited.

About Bioniz

Bioniz is a clinical-stage biopharmaceutical company developing precision cytokine targeted therapies for the treatment of immuno-inflammatory diseases. Bioniz’s platform incorporates world class expertise in cytokine biology to advance a novel therapeutic approach to selectively inhibit functionally redundant cytokines while leaving the rest of the cytokine network intact. Bioniz is developing a robust pipeline of product candidates in multiple autoimmune indications. For more information, please visit www.bioniz.com.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop novel products to treat severe autoimmune and inflammatory disorders with high unmet medical need. Equillium is developing itolizumab for multiple severe immuno-inflammatory diseases, including acute graft-versus-host-disease (aGVHD), lupus/lupus nephritis and uncontrolled asthma.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential benefit of treating patients with aGVHD, uncontrolled asthma, or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUATE, EQUIP, and EQUALISE studies, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, statements regarding the impact of new leadership team members, Equillium’s anticipated timing of regulatory review and feedback, Equillium’s cash runway, expectations for the acquisition (including future performance, approvals and revenue), the potential failure of any Bioniz product, including BNZ-1, BNZ-2 and BNZ-3, to obtain regulatory approval or achieve market acceptance, and the possibility that no milestone even (regulatory or sales) is achieved, and Equillium’s strategy, goals and anticipated financial performance, milestones, business plans and focus. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of the leadership team to perform as expected; Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of itolizumab or any other product candidate; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports with the SEC.

All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Media Contacts

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com